Exhibit 99.1

(AMEX:GTA)

AT THE COMPANY

W. Bradley Blair, II
President and Chief Executive Officer
Scott D. Peters
Chief Financial Officer
(843) 723-4653

FOR IMMEDIATE RELEASE

October 3, 2006

GOLF TRUST OF AMERICA, INC. ANNOUNCES
NEW MANAGEMENT DIRECTION AND STRATEGY AT THE INNISBROOK RESORT AND GOLF CLUB

CHARLESTON, SC, October 3, 2006 — Golf Trust of America, Inc. (AMEX:GTA - News) (the “Company”) announced today that the Company, together with its subsidiary, GTA-IB, LLC (“Owner”), the owner of the Innisbrook Resort and Golf Club ( the “Resort”) (currently known as the Westin Innisbrook Golf Resort), has mutually agreed with Westin to terminate the management contract at the Resort effective October 31, 2006.   The Owner took ownership of the Resort on July 16, 2004 pursuant to a Settlement Agreement it executed with the former owner, Golf Host Resorts, Inc. and certain of its affiliates.  In connection with this Settlement Agreement, the Owner and Westin Management Company South (now known as Westin Hotel Management, L.P.) entered into a management agreement providing for Westin’s management of the Resort.  Subsequent to October 31, 2006, the Company and the executive management team of the Owner will manage the operations of the Resort’s 900-acres, which features 72-holes of championship golf; dining in five restaurants; 65,000 square feet of distinguished meeting, banquet and catering venues; tennis on eleven clay courts; a fitness center; six swimming pools, including the multi-million-dollar Loch Ness Monster Pool; a children’s recreation center; and 60 acres of lakes; and jogging and cycling trails.  For those who desire more exclusive access to the Resort’s many amenities, the Resort offers a wide array of membership possibilities.

W. Bradley Blair, II, President and Chief Executive Officer of GTA, commented, “We believe Innisbrook is one of America’s premier golf and meeting destination Resorts.  While we continue to operate in accordance with our plan of liquidation, we are very excited by the opportunity to internalize the management of the Resort and to capitalize on the flexibility of operating the Resort independently without the operating requirements and expense of a national brand.  By returning to Innisbrook’s independent roots, we believe that we can unlock the true potential of the “Innisbrook” brand by implementing a strategy that will allow us to be more proactive and focused in our efforts to improve the Resort’s operations and efficiency and to create a more attractive environment for our golf and meeting guests.  We believe the marketability of the Resort can be enhanced through engaged leadership, operational excellence and expansion of proven revenue generating initiatives while continuing to build off of Innisbrook’s successes, including its private club membership programs and current and future televised PGA tournament commitments.”

Innisbrook’s Copperhead Golf Course, long considered by PGA TOUR professionals to be one of the best courses they play annually, will host the upcoming Chrysler Championship this October 23-29. Copperhead’s reputation continues to grow as it has been selected to become part of the “Florida Swing” hosting a new PGA TOUR event to be held each March beginning in 2007 with an annual commitment through 2012.

Additional information regarding Innisbrook is available on it’s website at www.golfinnisbrookresort.com

Golf Trust of America, Inc. was formerly a real estate investment trust which is now engaged in the liquidation of its interests in golf courses in the United States pursuant to a plan of liquidation approved by its stockholders in May 2001. The Company currently owns two properties (6.0 eighteen-hole equivalent golf courses).  Additional information, including an archive of all corporate press releases, is available on the Company’s website at www.golftrust.com.

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When used in this press release, the words or phrases “will likely result,” “are expected to,” “is anticipated,” “we believe,” “the opportunity to,” or similar expressions are intended to identify “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected. Such risks and uncertainties include, but are not limited to, the risk that that cost savings and revenues resulting from the internal management of Innisbrook by the Company and the Owner and related legal entities may be lower than expected, industry cyclicality, fluctuations in customer demand and booking patterns, the seasonal nature of the Company’s and the Owner’s business, changes in pricing and general economic conditions, the impact of recent unusual weather conditions in Florida, as well as other risks and uncertainties detailed in the Company’s other filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above and other factors could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward- looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.